Exhibit 23.2

November 1, 2011

To Whom It May Concern:

We consent to the use of our reports dated September 9, 2011 with respect to the balance sheets of Laredo Oil, Inc. as of May 31, 2011 and 2010, and the related statements of operations, stockholders' equity, and cash flows for each of the years then ended and the period ended March 31, 2008 (inception) through May 31, 2011, which appear in the May 31, 2011 annual report on Form 10-K/A of Laredo Oil, Inc. incorporated by reference herein.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

Very truly yours,

/s/  Kyle L. Tingle

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC